Exhibit 4.1 Reneau Consulting Agreement

                               [GRAPHIC OMITTED]
                            Austin Centre, 701 Brazos
                                 Suite 500, PMB#
                                Austin, TX 78701
                            Toll Free: (877) 676-7183
                               Tel: (512) 721-1022
                               Fax: (512) 721-1023

DATE: December 1, 2004

Attention: Randy Reneau
9302 Mystic Oaks Trail
Austin, Texas 78750

RE: ENGAGEMENT FOR PROFESSIONAL SERVICES

Dear Mr. Reneau ("Consultant"):

As per our preliminary discussion regarding the provision of business analysis services for Uranium Energy Corp, (the "Company") please see the terms of service and the preliminary scope of work enclosed. If you are in agreement with the terms herein, please execute a copy of this letter and return it to our offices.

Contract of Work

Randall Reneau of Austin Texas shall offer exploration & business services to the Company on an ongoing full time basis. It is hereby proposed to enter into contract for such services with Uranium Energy Corp. as delineated below, and to be modified as necessary on an ongoing basis by the parties hereto beyond that specifically addressed in this letter.

Confidentiality

All documents, materials, conversations developed by the Consultant for the Company are the private property of the Company. Consultant agrees not to disclose any such materials to any third party unless in the normal course of business for the Company's direct benefit without the Company's express written consent. Materials produced as a result of this contract of work are the property of Uranium Energy Corp.

Scope of Work

Randall Reneau agrees not to perform any services without prior disclosure of the estimated scope of work to Uranium Energy Corp. If, at any time, during performance of services, it is estimated that the preliminary scope of work will be exceeded materially, notification must be made to Uranium Energy Corp. Consultant agrees to provide timely and ongoing disclosure of work conducted. Completion of work is subject to the availability of the resources provided by the Company to Randall Reneau and such budgets and resources shall be defined for any period of work.

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Professional Fees and Expenses

Fees for professional services rendered are charged at the rate of $350 USD per day. Professional expenses paid on behalf of Uranium Energy Corp. by Randall Reneau will be reimbursed to Randall Reneau on the last day of each month.

Randall Reneau will hold monthly budget operating monies in trust for Uranium Energy Corp. with Randall Reneau acting as the trustee for normally budgeted disbursements agreed upon in advance by the parties hereto

Randall Reneau will invoice the Company for fees and expenses bi-monthly. Settlement is due upon receipt of invoice.

Office Space

While working under contract for Uranium Energy Corp., Consultant will work out of the Reneau & Associates office space. Remuneration is to be included in the $350.00 USD per day fee. At such time as additional space is required, the parties shall agree on office space locations, costs and budgets for additional location(s) of work.

Termination of Services

There will be a 30 day written notice for termination of services provided by the party seeking to end professional relations.


Scope of Work


Geological Exploration. Consultant will act as an exploration officer for Uranium Energy Corp., exploring potential uranium properties on behalf of Uranium Energy Corp.

Land Acquisition Negotiations

Consultant will negotiate on behalf of Uranium Energy Corp. regarding the purchase or lease of potential uranium type properties.

Data Research

Consultant will research the appropriate data and give his best opinion to Uranium Energy Corp., regarding potential uranium exploration.

Retain Services

Consultant will retain any services he deems necessary for uranium exploration on behalf of Uranium Energy Corp after consulting with and receiving approval from Uranium Energy Corp.

Sign on behalf of Company

After approval of contract from Uranium Energy Corp., Randall Reneau is provided with the authority to sign contracts on behalf of Uranium Energy Corp. where necessary.

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Geological Reports

Randall Reneau will write geological reports regarding the properties he explores on behalf of Uranium Energy Corp.

Sincerely,
Uranium Energy Corp.


/s/ AMIR ADNANI
-----------------------------------
Amir Adnani, President and Director



ACCEPTED AND AGREED this 1st day of December, 2004


/s/ RANDALL RENEAU
----------------------------------
Randall Reneau/Reneau & Associates


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